SCHEDULE 14A INFORMATION
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Mirum Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

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MIRUM PHARMACEUTICALS, INC.
950 Tower Lane, Suite 1050
Foster City, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 12, 2023
Dear Stockholder:
You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Mirum Pharmaceuticals, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Monday, June 12, 2023, at 9:00 a.m. (Pacific Time) at the Company’s headquarters located at 950 Tower Lane, Suite 1050, Foster City, California 94404. The Annual Meeting is being held for the following purposes:
1.	To elect the three Class I directors named in the accompanying proxy statement to hold office until the Company’s 2026 annual meeting of stockholders.
2.
To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2023.

3.	To conduct any other business properly brought before the Annual Meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 17, 2023. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any one or more adjournments or postponements thereof.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on
June 12, 2023 at 9:00 a.m. (Pacific Time).
The Proxy Statement and Annual Report to stockholders
are available at www.proxyvote.com.
By Order of the Board of Directors

Christopher Peetz
President and Chief Executive Officer
Foster City, California
May 1, 2023
You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

i

MIRUM PHARMACEUTICALS, INC.
950 Tower Lane, Suite 1050
Foster City, California 94404

PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2023
Proposals	Page	Board Recommendation
Proposal 1: Elect the three Class I directors named herein to hold office until the Company’s 2026 annual meeting of stockholders (“Director Election Proposal”)	8	For each director nominee

Proposal 2: Ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2023 (“Auditor Ratification Proposal”)	20	For

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
1.	Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Mirum Pharmaceuticals, Inc. (sometimes referred to as “we,” “us,” “our,” or the “Company”) is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”), including at any one or more adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about May 1, 2023 to all stockholders of record entitled to vote at the Annual Meeting.
2.	Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after May 11, 2023.
3.	Should I attend the Annual Meeting?
The Annual Meeting will be held on Monday, June 12, 2023 at 9:00 a.m. (Pacific Time) at the Company’s headquarters located at 950 Tower Lane, Suite 1050, Foster City, California 94404.
4.	Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 17, 2023 (the “Record Date”) will be entitled to vote at the Annual Meeting. On this Record Date, there were 38,030,661 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on the Record Date your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card that may be mailed to you or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account.
5.	What am I voting on?
There are two matters scheduled for a vote:
•	Proposal 1: To elect the three Class I directors named herein to hold office until the Company’s 2026 annual meeting of stockholders.
•
Proposal 2: To ratify the selection by the Audit Committee of the Board (the “Audit Committee”) of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2023.

6.	What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

7.	How do I vote?
You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote using the following mechanisms:
•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.
•
To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. (Eastern Time) on June 11, 2022 to be counted.

•
To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. (Eastern Time) on June 11, 2023 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that organization rather than from the Company. Simply follow the voting instructions in that Notice to ensure that your vote is counted.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access.
8.	How many votes do I have?
On each matter to be voted upon, you are entitled to one vote for each share of common stock you own as of the Record Date.
9.	If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director and “For” the ratification of the selection by the Audit Committee of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
10.	If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker how to vote your shares, the question of whether your broker will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Although our shares are not listed with NYSE, NYSE regulates broker-dealers and their discretion to vote on stockholder proposals. Under NYSE rules applicable to brokers and other similar organizations that are subject to NYSE rules, such organizations may use their discretion to vote your “uninstructed shares” with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. Under such rules and interpretations, non-routine matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. In this regard, NYSE has advised us that Proposal 1 (the Director Election Proposal) should be considered “non-routine” and, accordingly, we believe that your broker may not vote your shares on such proposal without your instructions. NYSE has also advised us that Proposal 2 (the Auditor Ratification Proposal) should be considered “routine” and, accordingly, we believe that your broker may vote your shares on such proposal without instructions from you. Nevertheless, whether a proposal is “routine” or “non-routine” remains subject to the final determination of NYSE. If your shares are held by a bank, we believe your shares cannot be voted without your specific instructions.
Accordingly, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker or bank by the deadline provided in the materials you receive from your broker or bank.
11.	Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
12.	What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
13.	Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to 950 Tower Lane, Suite 1050, Foster City, California 94404, Attention: Corporate Secretary.
•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
14.	When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 2, 2024, to 950 Tower Lane, Suite 1050, Foster City, California 94404, Attention: Corporate Secretary. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so between February 13, 2024 and March 14, 2024. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b). You are also advised to review the Company’s amended and restated bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations. The timely submission of a proposal (including a director nomination) does not guarantee its inclusion in the Company’s proxy materials.

15.	How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for Proposal 1 (the Director Election Proposal), votes “For,” “Withhold” and, if applicable, broker non-votes. Because our bylaws provide for a plurality vote standard for Proposal 1, only votes “For” a nominee will affect the outcome of the vote.
For Proposal 2 (the Auditor Ratification Proposal), the inspector of election appointed for the Annual Meeting will separately count votes “For” and “Against,” abstentions and, if applicable, broker non-votes.
Abstentions will be counted towards the vote total for Proposal 2 (the Auditor Ratification Proposal) and will have the same effect as “Against” votes. You will not have the option to abstain from Proposal 1 (the Director Election Proposal).
We believe that broker non-votes will be counted towards the presence of a quorum but will have no effect and will not be counted towards the vote total for Proposal 1 (Election of Directors Proposal) because we have been advised by NYSE that this proposal should be considered “non-routine” under NYSE rules, and accordingly, we believe that your broker may not vote your shares on such proposal without instructions from you. Broker non-votes will have no effect on Proposal 1 (the Director Election Proposal) because the voting standard on such proposal counts only votes cast and a broker non-vote is not a vote cast under Delaware law. We do not anticipate broker non-votes for Proposal 2 (the Auditor Ratification Proposal) because we have been advised by NYSE that this proposal should be considered “routine” under NYSE rules, and accordingly, we believe that your broker may vote your shares on such proposal without instructions from you. With respect to Proposal 2 (the Auditor Ratification Proposal), we believe broker non-votes will have no effect because they are not considered entitled to vote on such proposals under Delaware law. Nevertheless, whether a proposal is “routine” or “non-routine” remains subject to the final determination of NYSE. If your shares are held by a bank, we believe your shares cannot be voted without your specific instructions.
16.	What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker cannot vote the shares. These un-voted shares are counted as “broker non-votes.” NYSE has advised us that Proposal 1 (the Director Election Proposal) should be considered “non-routine” and, accordingly, we believe that your broker may not vote your shares on such proposal without your instructions. In contrast, NYSE has advised us that Proposal 2 (the Auditor Ratification Proposal) should be considered “routine” and, accordingly, we believe that your broker may vote your shares on such proposal without instructions from you. Nevertheless, whether a proposal is “routine” or “non-routine” remains subject to the final determination of NYSE. If your shares are held by a bank, we believe your shares cannot be voted without your specific instructions.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker or bank by the deadline provided in the materials you receive from your broker or bank.

17.	How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.
Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors Proposal	Nominees receiving the most “For” votes from the shares present in person or represented by proxy and entitled to vote on the matter; “Withhold” votes will have no effect.	No effect	No effect

2	Auditor Ratification Proposal	“For” votes from a majority of shares present in person or represented by proxy and entitled to vote on the matter.	Against	No effect(1)
(1)
NYSE has advised us that this proposal should be considered a “routine” matter under NYSE rules. Although our shares are not listed with NYSE, NYSE regulates broker-dealers and their discretion to vote on stockholder proposals. If your shares are held by a bank, we believe your shares cannot be voted without your specific instructions. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker that holds your shares, we believe your broker should have discretionary authority under NYSE rules to vote your shares on this proposal absent additional instructions from you. Given such discretionary authority, we do not anticipate broker non-votes for this proposal.

18.	What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares of stock entitled to vote are present at the Annual Meeting in person or represented by proxy. On the Record Date, there were 38,030,661 shares outstanding and entitled to vote. Thus, the holders of 19,015,331 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the meeting to another date.
19.	How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

FORWARD-LOOKING STATEMENTS
This Proxy Statement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, relating to future events, including, without limitation, our beliefs regarding the determinations of NYSE with respect to the proposals in this proxy statement. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions. For a nonexclusive list of major factors which could cause the actual results to differ materially from the predicted results in the forward-looking statements, please refer to the “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 8, 2023 (the “Annual Report”) and in our subsequently filed periodic reports on Form 10-Q and Form 8-K.

PROPOSAL 1

ELECTION OF DIRECTORS
The Board is divided into three classes, and each class has a three-year term. Vacancies on the Board may be filled by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board currently has ten members. Niall O’Donnell, Ph.D. has notified the Board that he intends to resign effective on the date of the Annual Meeting. There are three directors in the class whose term of office expires in 2023: Lon Cardon, Ph.D., FMedSci, William Fairey and Timothy Walbert. All three of Dr. Cardon, Mr. Fairey and Mr. Walbert were appointed as directors by the Board and have not yet been approved by our stockholders. Each of Dr. Cardon, Mr. Fairey and Mr. Walbert were recommended to the Board by the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) and are being nominated for election at the Annual Meeting by the Board. If elected at the Annual Meeting, each of these nominees would serve until the Company’s 2026 annual meeting of stockholders and until the director’s successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve. It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting. All of the directors attended the 2022 annual meeting of the stockholders.
Directors will be elected at the Annual Meeting by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected, and a “Withhold” vote will have no effect. Stockholders do not have cumulative voting rights in the election of directors. You do not have the option to abstain from this proposal. We believe that broker non-votes will be counted towards the presence of a quorum but will have no effect and will not be counted towards the vote total for this proposal because we have been advised by NYSE that this proposal should be considered “non-routine” under NYSE rules, and accordingly, we believe that your broker may not vote your shares on such proposal without instructions from you. Nevertheless, whether a proposal is “routine” or “non-routine” remains subject to the final determination of NYSE. If your shares are held by a bank, we believe your shares cannot be voted without your specific instructions.
The Nominating Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating Committee views as critical to effective functioning of the Board. To provide a mix of experience and perspective on the Board, the Nominating Committee also takes into account geographic, gender, age, and ethnic diversity. The brief biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating Committee to believe that that nominee should continue to serve on the Board. However, each of the members of the Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members. The following is a brief biography as of the Record Date of each nominee and each director whose term will continue after the Annual Meeting.
Nominees for Election for a Three-year Term Expiring at the Company’s 2026 Annual Meeting of Stockholders
Lon Cardon, Ph.D., FMedSci, 57, has served as a member of our board of directors since November, 2022. Dr. Cardon has served as President and Chief Executive Officer at The Jackson Laboratory, an independent, nonprofit biomedical research organization, since November, 2021. Prior to joining The Jackson Laboratory, Dr. Cardon served as Chief Scientific Officer at BioMarin Pharmaceutical Inc., a biopharmaceutical company, from September 2017 to November 2021. Prior to joining BioMarin, Dr. Cardon served as Senior Vice President of Genetics, Alternative Drug Discovery and Target Sciences at GlaxoSmithKline plc, a global healthcare company, from 2008 to September 2017. Dr. Cardon previously served as a professor at the University of Oxford and as a professor of biostatistics and human biology at the University of Washington and the Fred Hutchinson Cancer Research Center. Dr. Cardon is a past council member of the

NIH/National Human Genome Research Institute and a present advisor to the All of Us Precision Medicine Initiative. Dr. Cardon served as a member of the board of directors and institutional founder of the Altius Institute for Biomedical Sciences, Centre for Therapeutic Target Validation (now Open Targets) and the GSK/Avalon Center of Excellence. Dr. Cardon is an elected fellow of the UK’s Academy of Medical Sciences and the American Association for the Advancement of Science. Dr. Cardon received his B.S. in Psychology/Biology from the University of Puget Sound, a Ph.D. from the University of Colorado, Boulder and did his postdoctoral training at Stanford University.
The Board and Nominating Committee believe that Dr. Cardon’s scientific expertise and experience in the biopharmaceutical industry qualify him to serve on our board of directors.
William Fairey, 59, has served on Mirum’s board of directors since 2021. Most recently, from January 2019 to November 2020, Mr. Fairey served as Executive Vice President and Chief Commercial Officer at MyoKardia, Inc., a biopharmaceutical company, where he built the commercial and portfolio strategy, established the company’s European headquarters, and was structuring the expansion in Latin America and Asia when the company was acquired by Bristol-Myers Squibb. Prior to serving at MyoKardia, Mr. Fairey served as Executive Vice President and Chief Operating Officer at ChemoCentryx, Inc., a biopharmaceutical company, from March 2018 to January 2019, where, he was responsible for the sales, marketing, medical affairs and market access functions, including commercialization of late stages compounds. Prior to ChemoCentryx, Mr. Fairey served in a number of roles at Actelion Pharmaceuticals Ltd. and its subsidiaries including as President of Actelion Pharmaceuticals US, Inc., a pharmaceuticals and biotechnology company, from April 2013 to December 2017, Regional Vice President, Australia Asia Pacific, of Actelion Pharmaceuticals Ltd. from July 2008 to March 2013, President of Actelion Pharmaceuticals Canada Inc. from June 2003 to June 2008, and Vice President of Sales and Management Markets of Actelion Pharmaceuticals US, Inc. from January 2001 to June 2003. Mr. Fairey currently serves on the boards of directors of Ascendis Pharma, Inc., a public biotechnology company, as well as privately-held pharmaceutical companies Lung Therapeutics, Inc. and Respira Therapeutics, Inc. Mr. Fairey received his B.S. in biology from the University of Oregon and an M.B.A. from Saint Mary’s College.
The Board and Nominating Committee believe that Mr. Fairey’s extensive experience building and operating global the commercial arms of several biotechnology businesses qualifies him to serve on the Board.
Timothy Walbert, 56, has served as a member of the Board since April 2023. Mr. Walbert has served as president, chief executive officer and director of Horizon Therapeutics plc, a public biopharmaceutical company, since June 2008 and as its chairman since March 2010. From May 2007 to June 2009, Mr. Walbert served as president, chief executive officer and director of IDM Pharma, Inc., a public biotechnology company that was acquired by Takeda America Holdings, Inc. in June 2009. Prior to that, he served as executive vice president, commercial operations of NeoPharm, Inc., a public biotechnology company. From June 2001 to August 2005, Mr. Walbert served as divisional vice president and general manager of immunology, where he built and led the global development and launch of the multi-indication biologic HUMIRA, and divisional vice president, global cardiovascular strategy at Abbott, now AbbVie. From 1998 to 2001, he served as director, CELEBREX North America and arthritis team leader, Asia Pacific, Latin America and Canada at G.D. Searle & Company. Mr. Walbert also serves on the board of Century Therapeutics, Inc., a public biotechnology company. Mr. Walbert currently sits on the board of directors of the Illinois Biotechnology Innovation Organization (iBIO). Mr. Walbert is also a member of the National Organization for Rare Disorders (NORD) Advisory Board and serves on the Board of Trustees of Muhlenberg College. He previously served as chairman of the board of directors of Aurinia Pharmaceuticals, Inc., a public biotechnology company, from April 2020 to September 2022, Exicure, Inc., a public clinical-stage biotechnology company, from July 2019 to February 2022; Assertio Holdings, Inc., a public specialty pharmaceutical company, from May 2020 to December 2020 (and before that at Zyla Life Sciences, a public pharmaceutical company, from April 2014 until May 2020, when it was acquired by Assertio); and Sucampo Pharmaceuticals, Inc., a public biopharma company, from 2016 to 2018, when it was acquired by Mallinckrodt. Mr. Walbert received his B.A. in business from Muhlenberg College.
The Board and Nominating Committee believe that Mr. Walbert’s extensive experience in the biotechnology business, including as a president and chief executive officer, qualifies him to serve on the Board.
The Board Recommends a
Vote in Favor of Each Named Nominee.

Directors Continuing in Office Until the Company’s 2024 Annual Meeting of Stockholders
Laurent Fischer, M.D., 59, has served as a member of the Board since June 2019. Dr. Fischer has served as the President and Chief Executive Officer of Adverum Biotechnologies, Inc., a clinical stage gene therapy company, since June 2020. Prior to Adverum, he served as Senior Vice President, Head of the Liver Therapeutic Area at Allergan plc, a pharmaceutical company, from November 2016 to June 2020. Previously, he served as Chief Executive Officer of Tobira Therapeutics, Inc., a public biotechnology company, until its acquisition by Allergan in November 2016. From 2012 to 2014, Dr. Fischer served as Chairman and Chief Executive Officer of Jennerex Biotherapeutics, Inc. Prior to Jennerex, Dr. Fischer was President and Chief Executive Officer of Ocera Therapeutics, Inc., a privately-held, clinical-stage biopharmaceutical company focused on the development and commercialization of therapeutics for gastrointestinal and liver diseases, since 2005. Prior to Ocera, Dr. Fischer was President and Chief Executive Officer of life sciences company Auxeris Therapeutics, Inc. from 2003 to 2005, President and Chief Operating Officer of technology company RXCentric.com, Inc. (now part of Allscripts Healthcare Solutions, Inc.) from 1999 to 2000 and Chief Medical Officer and Vice President of Corporate Development of medication management company MedVantx Inc. from 2001 to 2003. Dr. Fischer served as Senior Vice President of the Global Virology Franchise at Dupont Pharmaceuticals/Dupont-Merck from 1997 to 1999. From 1995 to 1997, Dr. Fischer served as Medical Director for the Virology Group at healthcare company Hoffman-LaRoche, Ltd. Dr. Fischer currently serves on the boards of directors of public biopharmaceutical companies Adverum and CTI BioPharma Corp., where he serves as Chairman, and privately held biopharmaceutical company Lycia Therapeutics, Inc. Dr. Fischer received his Medical Degree from the University of Geneva and his Doctorate in Medicine from the Geneva Medical School, Switzerland.
The Board and Nominating Committee believe that Dr. Fischer’s considerable experience as an executive in the pharmaceutical industry, along with his medical degrees and knowledge of biopharmaceuticals, qualifies him to serve on the Board.
Patrick Heron, 52, has served as a member of the Board since November 2018. Mr. Heron is a General Partner with Frazier Healthcare Partners (“Frazier”), a private equity and venture capital firm, a position he has held since September 1999. Mr. Heron has been active in company formations and initial investments in various biotechnology companies, including Marcadia Biotech Inc., Calixa Therapeutics, Inc. and VentiRx Pharmaceuticals, Inc. He also led Frazier’s involvement in MedPointe Inc. Prior to joining Frazier, Mr. Heron helped develop McKinsey & Co.’s west coast biotechnology consulting practice. Mr. Heron currently serves on the board of directors of Arcutis Biotherapeutics, Inc., a public biopharmaceutical company, as well as private companies HilleVax, Inc., ScoutBio, Inc., SanReno Therapeutics, Inc., Alpha-9 Theranostics, Inc. and Alceptor Therapeutics, Inc. Mr. Heron previously served on the boards of directors of public biopharmaceutical companies Passage Bio, Inc., Vaxcyte, Inc. and Iterum Therapeutics plc, Mr. Heron received his= B.A. in Political Science from the University of North Carolina at Chapel Hill and an MBA from Harvard Business School.
The Board and Nominating Committee believe that Mr. Heron’s extensive business background and his experience in venture capital and the life science industry qualifies him to serve on the Board.
Niall O’Donnell, Ph.D., 50, has served as a member of the Board since November 2018. Dr. O’Donnell is currently a Managing Director at RiverVest Venture Partners, a venture capital firm, a position he has held since April 2014. He joined RiverVest Venture Partners in 2006 where he has focused on biopharmaceutical, diagnostic and medical device opportunities and contributes to the formation, development and business strategies of RiverVest Venture Partners portfolio companies. Dr. O’Donnell served as President and Chief and Executive Officer of Reneo Pharmaceuticals, Inc., a privately-held pharmaceutical company, which he co-founded, from December 2017 to November 2020. From 2011 to 2013, he served as acting chief interim medical officer at Lumena Pharmaceuticals, Inc., where he led the development and execution of the company’s clinical strategy leading up to its acquisition by Shire plc. Dr. O’Donnell currently serves on the boards of directors of public biotechnology companies Spruce Biosciences, Inc. and Reneo Pharmaceuticals, Inc., as well as privately-held pharmaceutical companies Avalyn Pharma, Inc., Glycomine, Inc. and Sparrow Pharmaceuticals, Inc. Dr. O’Donnell received his Ph.D. in biochemistry from the University of Dundee, Scotland, an M.A. in biochemistry from Pembroke College, Oxford and an MBA from the Rady School of Management of the University of California, San Diego.
The Board and Nominating Committee believe that Dr. O’Donnell’s substantial experience in developing, managing and investing in biopharmaceutical companies, along with his biochemistry expertise, qualified him to serve on the Board. Dr. O’Donnell has notified the Board that he intends to resign effective on the date of the Annual Meeting.

Saira Ramasastry, MS, M.Phil., 47, has served on Mirum’s Board of Directors since June 2022. Ms. Ramasastry has served as the managing partner of Life Science Advisory, LLC, an independent firm that she founded to provide strategic advice and business development solutions for life science companies, since April 2009. Previously, Ms. Ramasastry was an investment banker with Merrill Lynch & Company from August 1999 to March 2009, where she helped establish the biotechnology practice and advised on mergers and acquisitions and strategic and capital market transactions. Prior to joining Merrill Lynch, Ms. Ramasastry served as a financial analyst in the mergers and acquisitions group at Wasserstein Perella & Co., an investment banking firm, from July 1997 to September 1998. Ms. Ramasastry currently serves on the board of directors for Vir Biotechnology, Inc., Glenmark Pharmaceuticals, Ltd. and Day One Biopharmaceuticals, Inc., where she has experience managing cybersecurity risks. Ms. Ramasastry also serves on the Industry Advisory Board of the Michael J. Fox Foundation for Parkinson’s Research, as a health innovator fellow of the Aspen Institute and as a member of the Aspen Global Leadership Network. Ms. Ramsastry is also a guest lecturer for the Bioscience Enterprise Programme at University of Cambridge, and serves on the California board of Cambridge in America. Ms. Ramasastry received her B.A. in economics with honors and distinction and her M.S. in management science and engineering from Stanford University, as well as her M. Phil. in management studies from the University of Cambridge.
The Board and Nominating Committee believe that Ms. Ramasastry’s substantial financial markets experience, experience managing cybersecurity risks and her experience advising life science companies qualifies her to serve on the Board.
Directors Continuing in Office Until the Company’s 2025 Annual Meeting of Stockholders
Laura Brege, 65, has served as a member of the Board since July 2019. From September 2015 to December 2017, Ms. Brege served as managing director of Cervantes Life Science Partners, LLC, a consulting firm providing integrated business solutions to life sciences companies. She has over 20 years of executive management experience in the pharmaceutical, biotechnology and venture capital industries. From September 2012 to July 2015, Ms. Brege was President and Chief Executive Officer of Nodality, Inc., a life sciences company focused on innovative personalized medicine. Prior to joining Nodality in 2012, Ms. Brege held several senior-level positions at Onyx Pharmaceuticals, Inc., a biopharmaceutical and biotherapeutics company, from 2006 to 2012, including positions as Executive Vice President and Chief Operating Officer. While at Onyx, she led multiple functions, including commercialization, strategic planning, corporate development and medical, scientific and government affairs. Prior to Onyx, Ms. Brege was a General Partner at Red Rock Capital Management, a venture capital firm specializing in early stage financing for technology companies. Previously, Ms. Brege was Senior Vice President and Chief Financial Officer at COR Therapeutics Inc. where she helped build the company from an early stage research and development company through commercial launch of a successful cardiovascular product. Earlier in her career, she served as Chief Financial Officer at Flextronics, Inc. and Treasurer of The Cooper Companies. She currently serves on the boards of directors of public biopharmaceutical companies Acadia Pharmaceuticals Inc. and Pacira BioSciences, Inc., as well as privately held biopharmaceutical companies Edgewise Therapeutics Inc and HLS Therapeutics Inc. Ms. Brege previously served on the boards of directors of public pharmaceutical companies Portola Pharmaceuticals, Inc., Dynavax Technologies Inc., and Aratana Therapeutics, Inc. Ms. Brege earned her undergraduate degree from Ohio University (Honors Tutorial College) and her MBA degree from the University of Chicago.
The Board and Nominating Committee believe that Ms. Brege’s extensive background in finance and management of biotechnology companies and her participation as a member of the audit committees of other public companies qualifies her to serve on the Board.
Michael Grey, 70, is our co-founder and has served as Chair of the Board since January 2020. Mr. Grey previously served as our Executive Chairman from March 2019 to December 2019 and as our Chief Executive Officer from our inception in May 2018 to March 2019. Mr. Grey has served as Executive Chairman of Amplyx Pharmaceuticals, Inc., a privately-held pharmaceutical company, from January 2017 to April 2021, Reneo Pharmaceuticals, Inc., a privately-held pharmaceutical company, since December 2017, and Spruce Biosciences, Inc., a public biotechnology company, since April 2017. He has also served as a venture partner at Pappas Ventures, a venture capital firm, since January 2010. Mr. Grey served from January 2019 to September 2019 as President and Chief Executive Officer of Curzion Pharmaceuticals, Inc., a pharmaceutical company (sold to Horizon Therapeutics plc in April 2020), from October 2015 to January 2017 as President and Chief Executive Officer of Amplyx, and from September 2014 to December 2017 as Chairman and Chief Executive Officer of Reneo. From February 2011 to June 2014, Mr. Grey served as President and Chief Executive Officer of Lumena Pharmaceuticals, Inc., which was acquired by Shire plc in June 2014. Mr. Grey has more than 45 years of experience in the pharmaceutical and biotechnology industries and has held senior positions at a number of companies, including President and Chief Executive Officer of SGX Pharmaceuticals, Inc. (sold to Eli Lilly and Company in 2008), President and Chief Executive Officer of Trega Biosciences, Inc. (sold to LION Bioscience, Inc. in 2001) and President of BioChem Therapeutic Inc. Prior to these, Mr. Grey served in various roles with Glaxo, Inc. and Glaxo Holdings PLC, culminating in his position as Vice President, Corporate Development and director of international licensing. Mr. Grey also serves on the boards of directors of public biotechnology and pharmaceutical companies Horizon Therapeutics plc and Spruce Biosciences, Inc., as well as privately-held biotechnology companies Plexium Inc. and Sorriso Pharmaceuticals, Inc. Mr. Grey received his B.S. in chemistry from the University of Nottingham in the United Kingdom.
The Board and Nominating Committee believe that Mr. Grey’s perspective and experience as our co-founder and former Executive Chairman, as well as his extensive experience managing and leading both early stage and established companies within the pharmaceutical and biotechnology industries qualifies him to serve on the Board.
Christopher Peetz, 44, is our co-founder and has served as our President since December 2018 and as our Chief Executive Officer since March 2019. Mr. Peetz has been an Entrepreneur-in-Residence at Frazier since May 2017. Prior to joining our company, Mr. Peetz served as the Chief Executive Officer of Flashlight Therapeutics, Inc., a biotechnology company, from May 2017 to May 2019. From May 2014 to December 2016, Mr. Peetz served as Chief Financial Officer and head of corporate development at Tobira Therapeutics, Inc., a public biotechnology company acquired by Allergan plc, in November 2016. Prior to joining Tobira, Mr. Peetz served as Vice President, Finance and Corporate Development of Jennerex Biotherapeutics, Inc., a biopharmaceutical company, from April 2012 to March 2014. Prior to Jennerex, Mr. Peetz held various positions at Onyx Pharmaceuticals, Inc., including oversight of financial planning and analysis, corporate strategy, product lifecycle management and commercial roles. Prior to Onyx, Mr. Peetz provided merger and acquisition advisory services at LaSalle Corporate Finance, a part of ABN AMRO, and held positions at Abgenix Inc. and Solazyme Inc. He currently serves on the board of directors of Alpine Immune Sciences, Inc., a public immunotherapy company. Mr. Peetz received an MBA from Stanford Graduate School of Business and a B.S.B.A. in Finance, International Business and French from Washington University in St. Louis.
The Board and Nominating Committee believe that Mr. Peetz’s perspective and experience as our co-founder and President and Chief Executive Officer, as well as his extensive experience managing and leading both early stage and established companies within the pharmaceutical and biotechnology industries qualifies him to serve on the Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
As required under the Nasdaq Stock Market (“Nasdaq”) listing rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the Nasdaq listing rules, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following eight directors are independent directors within the meaning of the applicable Nasdaq listing rules: Drs. Cardon, Fischer and O’Donnell, Mses. Brege and Ramasastry, and Messrs. Fairey, Grey, Heron and Walbert. Additionally, the Board previously affirmatively determined that Edward Mathers and Carol Brosgart, M.D., our former directors, were independent, as that term is defined under applicable Nasdaq listing rules. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
Board Diversity
In accordance with the Nasdaq listing rules, the members of the Board have self-identified a number of attributes related to their diversity. The following is a matrix showing the makeup of those self-reported attributes:
Board Diversity Matrix (As of the Record Date)
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	8	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	8	—	—
Two or More Races or Ethnicities	1*	—	—	—
LGBTQ+	1
Did Not Disclose Demographic Background	—
*	The director represented as “two or more races or ethnicities” self-identified as “Hispanic or Latinx” and “Asian.”
Board Leadership Structure
The Board has an independent Chair, Mr. Grey, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, we believe that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair can enhance the effectiveness of the Board as a whole. We also have a separate Chair for each committee of the Board. The Chair of each committee reports periodically to the Board on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters.
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee’s responsibilities also include oversight of cybersecurity risk management, and, to that end, the committee typically meets with both IT and business personnel responsible for cybersecurity risk management and receives periodic reports, as well as incidental reports as matters arise. The Nominating Committee monitors compliance with legal and regulatory requirements. The Compensation Committee of the Board (the “Compensation Committee”) assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Typically, the entire Board meets with the personnel in charge of the Company’s risk management efforts at least annually, and the applicable Board committees meet at least annually with the personnel responsible for risk management efforts in the committees’ respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from the head of risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee Chairs to report findings regarding material risk exposures to the Board as quickly as possible.
Meetings of the Board of Directors
The Board met nine times during the last fiscal year. Each Board member attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.
As required under applicable Nasdaq listing rules, in fiscal year 2022, the Company’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present.
Information Regarding Committees of the Board of Directors
The Board has three committees: the Audit Committee, Compensation Committee and Nominating Committee. The following table provides membership and meeting information for fiscal 2022 for each of the Board committees, except for Mr. Walbert, who joined our Board in April 2023:
Name	Audit(1)	Compensation(2)	Nominating and Corporate Governance(3)
Christopher Peetz
Laura Brege	X*		X
Carol Brosgart, M.D.			X
Lon Cardon, Ph.D., FMedSci			X
William Fairey	X	X
Laurent Fischer, M.D.		X*
Michael Grey
Patrick Heron		X
Edward Mathers		X
Niall O’Donnell, Ph.D.	X		X*
Saira Ramasastry, M.S., M.Phil.	X	X
Total meetings in fiscal 2022	5	4	4
*	Committee Chair

(1)	Ms. Ramasastry replaced Dr. O’Donnell as a member of the Audit Committee in June 2022 in connection with Ms. Ramasastry’s appointment to the Board in June 2022.
(2)
Mr. Mathers resigned as a member of the Compensation Committee in connection with his resignation from the Board in September 2022. The Board expanded the size of the Compensation Committee to four members and appointed Mr. Fairey and Ms. Ramasastry as members of the Compensation Committee in November 2022.

(3)	Dr. Cardon replaced Dr. Brosgart as a member of the Nominating Committee in December 2022 in connection with Dr. Brosgart’s resignation from the Board in December 2022.
Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Below is a description of each committee of the Board.
Audit Committee
The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The primary purpose of the Audit Committee is to discharge the responsibilities of the Board with respect to our corporate accounting and financial reporting processes, systems of internal control and financial-statement audits, and to oversee our independent registered accounting firm.
Specific responsibilities of the Audit Committee include:
•	overseeing our corporate accounting and financial reporting processes;
•
managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing related person transactions;
•
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving, or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.
The Audit Committee is composed of three directors: Ms. Brege, Mr. Fairey and Ms. Ramasastry. The Audit Committee met five times during 2022. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at https://ir.mirumpharma.com/corporate-governance/governance-overview. The information on the Company’s website is not incorporated by reference into this Proxy Statement or our Annual Report.
The Board reviews the Nasdaq Listing Rules definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq Listing Rules).
The Board has also determined that Ms. Brege qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. In making this determination, the Board made a qualitative assessment of Ms. Brege’s level of knowledge and experience based on a number of factors, including her formal education and experience as a chief financial officer.

Report of the Audit Committee of the Board*
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Annual Report.
Laura Brege
William Fairey
Saira Ramasastry, M.S., M.Phil.
*
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The Compensation Committee is composed of four directors: Dr. Fischer, Mr. Fairey, Mr. Heron and Ms. Ramasastry. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq Listing Rules). The Compensation Committee met four times during 2022. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at https://ir.mirumpharma.com/corporate-governance/governance-overview. The information on the Company’s website is not incorporated by reference into this Proxy Statement or the Annual Report.
The primary purpose of the Compensation Committee is to discharge the responsibilities of the Board in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate.
Specific responsibilities of the Compensation Committee include:
•	reviewing and approving the compensation of our Chief Executive Officer, other executive officers and senior management;
•	reviewing and recommending to our Board the compensation paid to our directors;
•	reviewing and approving the compensation arrangements with our executive officers and other senior management;
•	administering our equity incentive plans and other benefit programs;
•
reviewing, adopting, amending and terminating, incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management; and

•	reviewing, evaluating and recommending to the Board succession plans for our executive officers.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. Our Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the

Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged Alpine Rewards, LLC (“Alpine”) as compensation consultant. As part of its engagement, Alpine was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group for purposes of developing recommendations that were presented to the Compensation Committee for its consideration.
As part of its engagement, Alpine was requested by our Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Specifically, our Compensation Committee requested that Alpine evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals and assist in refining our compensation strategy. Alpine developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Alpine, the Compensation Committee recommended that the Board approve the recommendations of Alpine.
The Board previously formed an Equity Award Committee (the “Equity Award Committee”), currently composed solely of Mr. Peetz, to which it delegated authority to grant, without any further action required by the Board or the Compensation Committee, stock options and restricted stock units to consultants and employees who are not officers of the Company, in each case pursuant to the 2019 Equity Incentive Plan (the “2019 Plan”). The purpose of this delegation of authority is to enhance the flexibility of option and RSU administration within the Company and to facilitate the timely grant of options and RSUs to consultants and non-management employees, particularly new employees, within specified limits approved by the Board. During fiscal 2022, the Equity Award Committee exercised its authority to grant options and RSUs to purchase an aggregate of 8,725 shares of our common stock to non-officer employees and consultants.
Typically, the Compensation Committee makes most of the significant adjustments to annual compensation, determines bonus and equity awards and establishes new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than our Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by our Chief Executive Officer. In the case of our Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Nominating and Corporate Governance Committee
The Nominating Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company, reviewing and evaluating incumbent directors, recommending to the Board for selecting candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing and making recommendations regarding corporate governance matters.
Specific responsibilities of the Nominating Committee include:
•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the Board;
•	considering and making recommendations to the Board regarding the composition and chairmanship of the committees of the Board;
•	instituting plans or programs for the continuing education of the Board and orientation of new directors;
•	developing and making recommendations to the Board regarding corporate governance guidelines and matters; and
•	overseeing periodic evaluations of the Board’s performance, including committees of the Board and management.
The Nominating Committee is composed of three directors: Dr. O’Donnell, Ms. Brege and Dr. Cardon. Dr. O’Donnell has notified the Board that he intends to resign effective on the date of the Annual Meeting. All members of the Nominating Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq Listing Rules). The Nominating Committee met four times during 2022. The Board has adopted a written Nominating Committee charter that is available to stockholders on the Company’s website at https://ir.mirumpharma.com/corporate-governance/governance-overview. The information on the Company’s website is not incorporated by reference into this Proxy Statement or the Annual Report.
The Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating Committee typically considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.
The Nominating Committee appreciates the value of thoughtful Board refreshment, and seeks to identify and consider qualities, skills and other director attributes that would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing rules, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating Committee no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting at 950 Tower Lane, Suite 1050, Foster City, California 94404, Attention: Corporate Secretary. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Stockholder Communications With the Board
The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to 950 Tower Lane, Suite 1050, Foster City, California 94404, Attention: Corporate Secretary. Such written communications must set forth the name and address of the stockholder on whose behalf the communication is sent and the number of shares of our capital stock that are owned beneficially by such stockholder as of the date of the communication. All communications will be compiled by our Corporate Secretary and submitted to the Board or the individual directors on a periodic basis.
These communications will be reviewed by our Corporate Secretary, who will determine whether the communication should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). The screening procedures have been approved by a majority of the independent directors.
Code of Conduct
We maintain a Code of Conduct that applies to all our employees, officers and directors. This includes our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The full text of our Code of Conduct is posted on our website at https://ir.mirumpharma.com/corporate-governance/governance-overview. The information on our website is not incorporated by reference into this Proxy Statement or the Annual Report. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions that are required to be disclosed pursuant to SEC rules, we will promptly disclose the nature of the amendment or waiver on our website or in a Current Report on Form 8-K.
Prohibition on Speculative Trading*
Under the terms of our insider trading policy, none of our officers, directors, other employees or consultants may engage in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our capital stock at any time. In addition, none of our officers, directors, other employees or consultants may margin, or make any offer to margin, or otherwise pledge as security, any of our capital stock, including without limitation, borrowing against such stock, at any time.
*
The disclosure under the caption “Prohibition on Speculative Trading” is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since its inception in 2018. Representatives of Ernst & Young LLP will be present, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
Approval of this proposal requires “For” votes from a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting. Abstentions will be counted towards the vote total and will have the same effect as “Against” votes for this proposal. We do not anticipate broker non-votes for this proposal because we have been advised by NYSE that this proposal should be considered “routine” under NYSE rules, and accordingly, we believe that your broker may vote your shares on this proposal without instructions from you; however, to the extent there are broker non-votes for this proposal, we believe such broker non-votes will have no effect because they are not considered entitled to vote on this proposal under Delaware law. Nevertheless, whether a proposal is “routine” or “non-routine” remains subject to the final determination of NYSE. If your shares are held by a bank, we believe your shares cannot be voted without your specific instructions.
Principal Accountant Fees and Services
The following table represents aggregate fees billed by Ernst & Young LLP for the fiscal years ended December 31, 2022 and 2021:
	Fiscal Year Ended December 31, 2022	Fiscal Year Ended December 31, 2021
	(in thousands)
Audit Fees	$1,157	$897
Total Fees	$1,157	$897
Audit Fees. Consist of fees billed for professional services by Ernst & Young LLP for audit and quarterly review of our financial statements and review of our registration statements on Form S-1, Form S-8 and Form S-3 and related services that are normally provided in connection with statutory and regulatory filings or engagements, including comfort letters.
All fees described above were pre-approved by the Audit Committee.
Pre-Approval Policies and Procedures
Pursuant to its charter, the Audit Committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent registered public accounting firm that are not otherwise prohibited by law and any associated fees. The Audit Committee may delegate to one or more members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings.
The Board Recommends
a Vote in Favor of Proposal 2.

EXECUTIVE OFFICERS
Each of our executive officers serves at the discretion of the Board. The determination as to which of our employees qualify as executive officers was made by the Board in accordance with the rules of the SEC. Biographical information for our executive officers as of the Record Date is set forth below. The following table identifies our current executive officers, their age, and their respective offices and positions as of the Record Date.
Name	Age	Position
Christopher Peetz	44	President, Chief Executive Officer and Director
Pamela Vig, Ph.D.	52	Head of Research and Development
Lara Longpre	53	Chief Development Officer
Peter Radovich	45	Chief Operating Officer
Christopher Peetz. Biographical information regarding Mr. Peetz is set forth under “Proposal 1: Election of Directors.”
Pamela Vig, Ph.D. has served as our Head of Research and Development since November 2021. Previously, Dr. Vig served as our Chief Scientific Officer from December 2018 and as Chief Scientific Officer and clinical lead at Flashlight Therapeutics, Inc. from November 2017. Dr. Vig served as Vice President, Clinical Research and Discovery at Tobira Therapeutics, Inc. from July 2015 until its acquisition in November 2016 by Allergan plc. As part of the Tobira acquisition, she joined Allergan as Associate Vice President, Clinical Research and Development, a position she held until November 2017. Prior to joining Tobira, Dr. Vig served as Vice President, Clinical Research for Presidio Pharmaceuticals, from January 2010 to July 2015. At Presidio, Dr. Vig was responsible for optimizing the design and conduct of the company’s clinical trial programs. Dr. Vig also previously served as Director, Global Medical Affairs, at Johnson & Johnson in London, United Kingdom, where she was responsible for the strategy and optimization of late-stage development and commercialization of HCV and HIV compounds. She has also held various positions at Idenix Pharmaceuticals and Gilead Sciences. Dr. Vig received a M.Phil. and a Ph.D. from Imperial College London from the Department of Hepatology in Investigative Science.
Lara Longpre has served as our Chief Development Officer since December 2018, where she leads our development operations, program management and alliance management. Previously, Ms. Longpre served as Chief Operating Officer at Flashlight Therapeutics, Inc. from November 2017. From September 2014 to June 2018, Ms. Longpre served as Chief Operating Officer of MedGenesis Therapeutix Inc., a biopharmaceutical company, where she was responsible for program management, alliance management, clinical operations, technical operations, and business operations. Prior to that, Ms. Longpre held multiple positions at Jennerex Biotherapeutics, Inc. from April 2008 to May 2015, including Chief Operating Officer from July 2010 to May 2014. Before joining Jennerex, Ms. Longpre was Senior Vice-President, Clinical and Corporate Affairs at MedGenesis, where she was responsible for business operations including the intellectual property portfolio, corporate files and operating plans. She also previously held several leadership roles with PRA International and CroMedica including operations, regulatory affairs, and proposals and contracts. Ms. Longpre received a B.A. in biology from Cornell University, a M.M.S. from Harvard Medical School and an MBA from Queen’s University in Ontario, Canada.
Peter Radovich has served as our Chief Operating Officer since April 2020. Previously, Mr. Radovich worked in various positions at Global Blood Therapeutics, Inc. from November 2014 through April 2020, including as vice president, program leadership and business strategy, senior vice president, operations and executive vice president, operations. During his tenure at Global Blood Therapeutics, Mr. Radovich was responsible for the company’s technical operations, supply chain, program management and leadership, quality assurance and commercial strategy and analytics functions. From 2013 to 2014, Mr. Radovich served as Vice President, Global Product Leader – Kyprolis at Onyx Pharmaceuticals, Inc., which was acquired by Amgen, Inc., where he led the company’s global, cross-functional product team responsible for the development and commercialization of Kyprolis®. Between 2006 and 2013, he held a variety of roles of increasing responsibility in Onyx’s commercial organization supporting Kyprolis and Nexavar® and was a key member of the deal team for Onyx’s acquisition of Proteolix. From 2004 to 2006, Mr. Radovich was at Chiron Corporation (acquired by Novartis AG) in product marketing supporting Proleukin® (interleukin-2) in multiple oncology indications. Mr. Radovich received a B.A. in biology and chemistry from Texas Christian University and an MBA from Washington University in St. Louis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our common stock as of the Record Date by:
•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each of our directors, including the nominees named herein;
•	each of our named executive officers; and
•	all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a stockholder and the percentage ownership of such stockholder, we deemed to be outstanding all shares subject to options held by the stockholder that are currently exercisable or exercisable as of June 16, 2023, which is 60 days after the Record Date. These shares are deemed to be outstanding and beneficially owned by the stockholder holding such options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder. Except as indicated by the footnotes below and subject to community property laws where applicable, we believe, based on information furnished to us, that the stockholders named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws. This table is based upon information supplied by officers and directors and Schedules 13D and 13G filed with the SEC.
Applicable percentage ownership is based on 38,030,661 shares of our common stock outstanding as of the Record Date.
Unless otherwise indicated, (i) the address for each stockholder listed in the table below is c/o Mirum Pharmaceuticals, Inc., 950 Tower Lane, Suite 1050, Foster City, California 94404 and (ii) we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% Holders:
New Enterprise Associates 16, L.P.(1)	4,186,243	11.01%
Frazier Life Sciences IX, L.P.(2)	3,566,912	9.38%
Entities affiliated with Deerfield(3)	2,032,335	5.34%
Eventide Asset Management, LLC(4)	2,057,000	5.41%
Named Executive Officers and Directors:
Laura Brege(5)	75,167	*
Lon Cardon, Ph.D., FMedSci	—	—
William Fairey(6)	24,083	*
Laurent Fischer, M.D.(7)	101,500	*
Michael Grey(8)	1,133,948	2.92%
Patrick Heron(9)	3,617,912	9.50%
Lara Longpre(10)	476,720	1.24%
Niall O’Donnell, Ph.D.(11)	1,672,118	4.39%
Christopher Peetz(12)	1,313,333	3.37%
Peter Radovich(13)	241,256	*
Saira Ramasastry, M.S., M.Phil.(14)	18,833	*
Pamela Vig, Ph.D.(15)	477,088	1.25%
Timothy Walbert	—	—
All executive officers and directors as a group (13 persons)(16)	9,151,958	24.06%
*	Represents beneficial ownership of less than 1%.

(1)
Consists of 4,186,243 shares directly held by New Enterprise Associates 16, L.P. (“NEA 16”) and indirectly held by NEA Partners 16, L.P. (“NEA Partners”), the sole general partner of NEA 16, NEA 16 GP, LLC (“NEA 16 GP”), the sole general partner of NEA Partners, and the individual managers of NEA 16 GP. The individual managers of NEA 16 GP are Peter J. Barris, Forest Baskett, Ali Behbahani, Carmen Chang, Anthony A. Florence, Jr., Mohamad Makhzoumi, Josh Makower, David M. Mott, Scott D. Sandell, Peter W. Sonsini and Paul Walker. NEA Partners, NEA 16 GP and the individual managers of NEA 16 GP disclaim beneficial ownership of these shares, or otherwise of such portion of the shares held by NEA 16 in which such persons have no pecuniary interest. The address of NEA 16, NEA Partners and NEA 16 GP is 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093. The foregoing information was obtained from a Form 4 filed on July 30, 2019.

(2)
Consists of (i) 3,566,912 shares of common stock held directly by Frazier Life Sciences IX, L.P., (ii) 503,057 shares of common stock held directly by Frazier Life Sciences Public Fund, L.P., (iii) 137,845 shares of common stock held directly by Frazier Life Sciences Public Overage Fund, L.P. and (iv) 152,293 shares of common stock held directly by Frazier Life Sciences XI, L.P. FHMLS IX, L.P. is the general partner of Frazier Life Sciences IX, L.P. and FHMLS IX, L.L.C. is the general partner of FHMLS IX, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS IX, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences IX, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P. The address for all such reporting persons is c/o Frazier Life Sciences Management, L.P., 70 Willow Road, Suite 200, Menlo Park, CA 9402570. The foregoing information was obtained from a Form 4 filed on April 14, 2023.

(3)
Consists of an aggregate of 2,032,335 shares of commons stock deemed beneficially owned by a group consisting of: James E. Flynn, Deerfield Mgmt IV, L.P., Deerfield Mgmt HIF, L.P., Deerfield Management Company, L.P., Deerfield Healthcare Innovations Fund, L.P. (“Deerfield Healthcare Innovations”) and Deerfield Private Design Fund IV, L.P. (“Deerfield Private Design IV”) (collectively, the “Deerfield Group”). Of such aggregate number of shares of common stock, (i) 964,784 shares of common stock are held directly by Deerfield Healthcare Innovations and (ii) 1,067,551 shares of common stock are held directly by Deerfield Private Design Fund IV. Deerfield Management Company, L.P. is the investment advisor to both Deerfield Healthcare Innovations and Deerfield Private Design IV. Deerfield Mgmt HIF, L.P. is the general partner of Deerfield Healthcare Innovations. Deerfield Mgmt IV, L.P. is the general partner of Deerfield Private Design IV. Mr. Flynn is the sole member of the general partner of each of Deerfield Mgmt HIF, L.P., Deerfield Mgmt IV, L.P. and Deerfield Management Company, L.P. As such, (a) Deerfield Management Company, L.P., Deerfield Mgmt HIF, L.P. and Mr. Flynn may be deemed to beneficially own the securities held by Deerfield Healthcare Innovations, and(b) Deerfield Management Company, L.P., Deerfield Mgmt IV, L.P. and Mr. Flynn may be deemed to beneficially own the securities held by Deerfield Private Design IV. The address for the Deerfield Group is c/o Deerfield Management Company, L.P., 345 Park Avenue South, 12th Floor, New York, NY 10010. The foregoing information was obtained from a Schedule 13G filed on February 10, 2023.

(4)
Consists of 2,057,000 shares of common stock directly held by Eventide Healthcare & Life Sciences Fund (“Eventide Fund”), a registered investment company, and indirectly held by Eventide Asset Management, LLC (“Eventide”), Robin C. John and Finny Kuruvilla, M.D. Ph.D. Eventide is the investment adviser to the Eventide Fund. Mr. John is the Chief Executive Officer of Eventide and Dr. Kuruvilla is a Co-Chief Investment Officer and Managing Director of Eventide. The address of Eventide, Mr. Robin and Dr. Kuruvilla is One International Place, Suite 4210, Boston, Massachusetts 02110. The foregoing information was obtained from a Schedule 13G filed on February 14, 2023, except that the relationship of Mr. Robin and Dr. Kuruvilla to Eventide was not included in such Schedule 13G and was obtained from the Eventide website. The information on the Eventide website is not incorporated by reference into this Proxy Statement or our Annual Report.

(5)	Consists of (i) 10,000 shares of common stock held by Ms. Brege and (ii) 65,167 shares of common stock subject to options held by Ms. Brege that are exercisable within 60 days of the Record Date.
(6)	Consists of 24,083 shares of common stock subject to options held by Mr. Fairey that are exercisable within 60 days of the Record Date.
(7)	Consists of (i) 6,750 shares of common stock held by Dr. Fischer and (ii) 94,750 shares of common stock subject to options held by Dr. Fischer that are exercisable within 60 days of the Record Date.
(8)
Consists of (i) 289,198 shares of common stock held by the Grey Family Trust dated November 12, 1999 (“Grey 1999 Trust”), (ii) 93,750 shares of common stock held by the Grey 2018 Irrevocable Children’s Trust (“Grey 2018 Trust”), and (iii) 751,000 shares of common stock subject to options held by Mr. Grey that are exercisable within 60 days of the Record Date. Mr. Grey is trustee of each of the Grey 2018 Trust and Grey 1999 Trust, and in such capacity has the power to vote and dispose of such shares held by the Grey 2018 Trust and the Grey 1999 Trust.

(9)	Consists of (i) the shares described in note 2 above and (ii) 51,000 shares of common stock subject to options held by Mr. Heron that are exercisable within 60 days of the Record Date.
(10)
Consists of (i) 106,159 shares of common stock held by Ms. Longpre and (ii) 370,561 shares of common stock subject to options held by Ms. Longpre that are exercisable within 60 days of the Record Date.

(11)
Consists of (i) 51,000 shares of common stock subject to options held by Dr. O’Donnell that are exercisable within 60 days of the Record Date and (ii) 1,621,118 shares of common stock held by RiverVest Venture Fund IV, L.P., (“RiverVest”). RiverVest Venture Partners IV, L.P. is the general partner of RiverVest. RiverVest Venture Partners IV, LLC, is the sole general partner of RiverVest Venture Partners IV, L.P. Dr. O’Donnell, a member of the Board, is a Manager at RiverVest Venture Partners IV, LLC. As a result, Dr. O’Donnell may be deemed to beneficially own the shares of Common Stock owned by RiverVest. Dr. O’Donnell disclaims beneficial ownership of such shares except to the extent of his pecuniary interests therein. The address of RiverVest is 101 South Hanley Road, Suite 1850, St. Louis, Missouri 63105. The foregoing information regarding RiverVest was obtained from a Schedule 13G filed on November 11, 2022.

(12)
Consists of (i) 119,576 shares of common stock held by Mr. Peetz, (ii) 201,570 shares of common stock held by the Peetz Family Trust, and (iii) 992,187 shares of common stock subject to options held by Mr. Peetz that are exercisable within 60 days of the Record Date. Mr. Peetz is trustee of the Peetz Family Trust and in such capacity has the power to vote and dispose of such shares.

(13)
Consists of (i) 38,132 shares of common stock held by Mr. Radovich and (ii) 203,124 shares of common stock subject to options held by Mr. Radovich that are exercisable within 60 days of the Record Date.

(14)	Consists of 18,833 shares of common stock subject to options held by Ms. Ramasastry that are exercisable within 60 days of the Record Date.
(15)
Consists of (i) 31,527 shares of common stock held by Dr. Vig, (ii) 75,000 shares of common stock held by the Vig-Ancock Family Trust and (iii) 370,561 shares of common stock subject to options held by Dr. Vig that are exercisable within 60 days of the Record Date. Dr. Vig is trustee of the Vig-Ancock Family Trust and in such capacity has the power to vote and dispose of such shares.

(16)	Includes 9,151,958 shares of common stock that our executive officers and non-employee directors have the right to acquire pursuant to options exercisable within 60 days of the Record Date.

EXECUTIVE COMPENSATION
Our named executive officers for the year ended December 31, 2022, consisting of our principal executive officer and the next three most highly compensated executive officers employed by us as of December 31, 2022, were:
•	Christopher Peetz, our President and Chief Executive Officer
•	Peter Radovich, our Chief Operating Officer
•	Lara Longpre, our Chief Development Officer
•	Pamela Vig, Ph.D., our Head of Research and Development
We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and have elected to comply with the reduced compensation disclosure requirements available to emerging growth companies under the JOBS Act.
Summary Compensation Table
The following table presents all of the compensation awarded to or earned by or paid to our named executive officers during the fiscal years indicated below.
Name and Principal Position(s)	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Christopher Peetz President and Chief Executive Officer	2022	624,000	634,800	2,682,384	449,280	12,200	4,402,664
	2021	600,000	559,781	2,546,950	412,500	11,600	4,130,831
Peter Radovich Chief Operating Officer	2022	467,500	158,700	670,596	252,450	12,200	1,561,446
	2021	425,000	207,919	946,010	212,500	11,600	1,803,029
Lara Longpre Chief Development Officer(5)	2022	450,000	158,700	670,596	216,000	12,200	1,507,496
Pamela Vig, Ph.D. Head of Research and Development(6)	2022	450,000	158,700	670,596	216,000	12,200	1,507,496
(1)
The dollar amounts in this column reflect the aggregate grant date fair value of all stock awards granted during the indicated fiscal year computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of each equity award is measured based on the closing price of our common stock on the date of grant. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers.

(2)
Amounts shown in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our consolidated financial statements included in the Annual Report. Our named executive officers will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(3)	Amount for 2022 represents bonus awarded on January 31, 2023 in recognition of 2022 performance, as more fully described in the “—Bonus Compensation” section below.
(4)
Amounts shown in this column represent matching payments under our 401(k) Plan, a qualified deferred compensation plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

(5)	Ms. Longpre has served as our Chief Development Officer since December 2018. Ms. Longpre was not a named executive officer in 2021.
(6)
Dr. Vig previously served as our Chief Scientific Officer from December 2018 to November 2021, when she was appointed as our Head of Research and Development. Dr. Vig was not a named executive officer in 2021.

Annual Base Salary
The 2022 annual base salaries for our named executive officers are set forth in the table below.
Name	2022 Base Salary
Christopher Peetz	$624,000
Peter Radovich	$467,500
Lara Longpre	$450,000
Pamela Vig, Ph.D.	$450,000

Bonus Compensation
In addition to base salaries, our named executive officers are eligible to receive annual performance-based bonuses, which are designed to provide appropriate incentives to our executive officers to achieve pre-established annual corporate goals and to reward them for individual achievement towards these goals. The annual performance-based bonus each named executive officer is eligible to receive is generally based on the extent to which we achieve the corporate goals that the Board establishes each year. At the end of the year, the Compensation Committee reviews our performance against each corporate goal and approves the extent to which we achieved each of our corporate goals.
The Compensation Committee will generally consider each named executive officer’s individual contributions towards reaching our annual corporate goals but does not typically establish specific individual goals for our named executive officers. There is no minimum bonus percentage or amount established for the named executive officers and, thus, the bonus amounts vary from year to year based on corporate and individual performance, in each case pursuant to the terms of the executive officer’s offer letter described below. For 2022, Mr. Peetz’s, Mr. Radovich’s, Ms. Longpre’s and Dr. Vig’s target performance bonuses were 60%, 45%, 40% and 40%, respectively, of their respective base salaries.
The Board approved our corporate goals for 2022, with goals related to product revenue assigned a 35% weight, product commercialization assigned a 25% weight, product candidate development assigned a 30% weight, and finance and operations assigned a collective weight of 10%. No specific individual goals were established for any of our named executive officers for 2022.
In January 2023, the Compensation Committee determined that the 2022 corporate goals had been achieved at an aggregate level of 120% due to the Company’s outperformance on a number of corporate goals.
As a result, in January 2023, the Compensation Committee awarded the following bonuses to our named executive officers for performance in 2022:
Name	2022 Annual Bonus
Christopher Peetz	$449,280
Peter Radovich	$252,450
Lara Longpre	$216,000
Pamela Vig, Ph.D.	$216,000
Equity-Based Incentive Awards
We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant equity-based incentive awards helps us to attract, retain and motivate employees, consultants and directors, and encourages them to devote their best efforts to our business and financial success. Our board of directors and our Compensation Committee is responsible for approving equity grants. Vesting of equity awards is generally tied to continuous service with us and serves as an additional retention measure. Our executives generally are awarded an initial new hire grant upon commencement of employment. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.
We initially granted all equity awards pursuant to the 2018 Equity Incentive Plan (“2018 Plan”). Following adoption of the 2019 Plan, we have granted all equity awards pursuant to the 2019 Plan and the 2020 Inducement Plan. We have historically granted options to our named executive officers and began granting performance-vesting restricted stock unit (“PSU”) and time-based restricted stock unit (“RSU”) awards to our named executive officers in 2021 and 2022, respectively. We grant PSU and RSU awards in consultation with our compensation consultant and based on market data as we feel PSU and RSU awards provide additional flexibility to encourage and reward exceptional performance.
In January 2022, our Compensation Committee granted RSU awards with respect to 40,000, 10,000, 10,000 and 10,000 shares to Mr. Peetz, Mr. Radovich, Ms. Longpre and Dr. Vig, respectively. Each RSU vests in three equal annual installments on the anniversary of the grant date, provided, in each case, that the holder is then providing services to us in accordance with the terms of the 2019 Plan.

In January 2023, our Compensation Committee granted RSU awards with respect to 50,000, 14,440, 9,625 and 9,625 shares to Mr. Peetz, Mr. Radovich, Ms. Longpre and Dr. Vig, respectively. Each RSU vests in three equal annual installments on the anniversary of the grant date, provided, in each case, that the holder is then providing services to us in accordance with the terms of the 2019 Plan.
Also in January 2023, our Compensation Committee granted PSU awards (the “2023 Executive PSUs”) with respect to 50,000, 14,440, 9,625 and 9,625 shares to Mr. Peetz, Mr. Radovich, Ms. Longpre and Dr. Vig, respectively. The 2023 Executive PSUs are subject to a performance condition of achieving certain net product sales levels related to Livmarli during the year ended December 31, 2024. If the performance condition is met, the first tranche of the award will vest on March 15, 2025 and the second tranche will vest on March 15, 2026, subject to the executive employees’ continuous service through each vesting date. The number of units to be vested in the first tranche of the 2023 Executive PSUs is calculated by multiplying two-thirds of the 2023 Executive PSUs granted by a percentage calculated based on attained Livmarli sales metrics, as certified by the Company’s Compensation Committee. The number of units to be vested in the second tranche of the 2023 Executive PSUs equals 50% of the units vested in the first tranche.
For additional information, please see below under “—Outstanding Equity Awards at Fiscal Year End.”
Pension Benefits
Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the fiscal year ended December 31, 2022.
Nonqualified Deferred Compensation
Our named executive officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by us during the fiscal year ended December 31, 2022.
Agreements with our Named Executive Officers
Below are descriptions of our offer letters with our named executive officers. For a discussion of the severance pay and other benefits to be provided in connection with a termination of employment and/or a change in control under the arrangements with our named executive officers, please see “—Potential Payments Upon Termination or Change in Control” below.
Mr. Peetz. We entered into an offer letter with Mr. Peetz in December 2018 and an amended and restated offer letter in May 2019, which govern the current terms of his employment with us. Pursuant to the agreement, Mr. Peetz is entitled to an annual base salary and an annual target performance bonus, based on the attainment of specified objectives as determined by us. Following approval by the Compensation Committee, at the start of 2020, Mr. Peetz’s annual base salary was $490,000, and his target performance bonus was 50% of his base salary. In August 2020, the Compensation Committee increased Mr. Peetz’s annual base salary to $550,000 and his target performance bonus to 55% of his base salary. In January 2020, he was granted an option to purchase 170,000 shares of our common stock. The Compensation Committee increased Mr. Peetz’s annual base salary to $600,000 for 2021 and in January 2021, granted to Mr. Peetz an option to purchase 175,000 shares of our common stock. In January 2022, the Compensation Committee increased Mr. Peetz’s annual base salary for 2022 to $624,000, increased his target performance bonus for 2022 to 60% of his base salary and granted Mr. Peetz 40,000 RSUs and an option to purchase 240,000 shares of our common stock. In January 2023, the Compensation Committee increased Mr. Peetz’s annual base salary for 2023 to $660,000 and granted Mr. Peetz 50,000 RSUs, 50,000 PSUs and an option to purchase 200,000 shares of our common stock. Mr. Peetz is also entitled to certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change of Control.” Mr. Peetz’s employment is at will.
Mr. Radovich. We entered into an offer letter with Mr. Radovich in April 2020, which governs the current terms of his employment with us. Pursuant to the agreement, Mr. Radovich is entitled to an annual base salary of $410,000 and an annual target performance bonus of 40% of his base salary, based on the attainment of specified objectives as determined by us, and an option to purchase 185,000 shares of our common stock. The Compensation Committee increased Mr. Radovich’s annual base salary to $425,000 for 2021 and in January 2021, granted to Mr. Radovich an option to purchase 65,000 shares of our common stock. In January 2022, the Compensation Committee increased Mr. Radovich’s annual base salary for 2022 to $467,500, increased his target performance bonus for 2022 to 45% of his base salary and granted Mr. Radovich 10,000 RSUs and an option to purchase 60,000 shares of our common stock. In January 2023, the Compensation Committee increased Mr. Radovich’s annual base salary for 2023 to $505,000 and granted Mr. Radovich 14,440 RSUs, 14,440 PSUs and an option to purchase 57,750 shares of our common stock. Mr. Radovich is also entitled to certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change of Control.” Mr. Radovich’s employment is at will.
Ms. Longpre. We entered into an offer letter with Ms. Longpre in December 2018, which governs the current terms of her employment with us. Pursuant to the agreement, Ms. Longpre is entitled to an annual base salary and an annual target performance bonus based on the attainment of specified objectives as determined by us. In January 2020, the Compensation Committee increased Ms. Longpre’s annual base salary for 2020 to $396,550, increased her target performance bonus for 2020 to 40% of her base salary and granted her an option to purchase 52,000 shares of our common stock. In January 2021, the Compensation Committee increased Ms. Longpre’s annual base salary for 2021 to $415,000 and granted her an option to purchase 65,000 shares of our common stock. In January 2022, the Compensation Committee increased Ms. Longpre’s annual base salary for 2022 to $450,000 and granted Ms. Longpre 10,000 RSUs and an option to purchase 60,000 shares of our common stock. In January 2023, the Compensation Committee increased Ms. Longpre’s annual base salary for 2023 to $470,000 and granted Ms. Longpre 9,625 RSUs, 9,625 PSUs and an option to purchase 38,500 shares of our common stock. Ms. Longpre is also entitled to certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change of Control.” Ms. Longpre’s employment is at will.
Dr. Vig. We entered into an offer letter with Dr. Vig in December 2018, which governs the current terms of her employment with us. Pursuant to the agreement, Dr. Vig is entitled to an annual base salary and an annual target performance bonus based on the attainment of specified objectives as determined by us. In January 2020, the Compensation Committee increased Dr. Vig’s annual base salary for 2020 to $396,550, increased her target performance bonus for 2020 to 40% of her base salary and granted her an option to purchase 52,000 shares of our common stock. In January 2021, the Compensation Committee increased Dr. Vig’s annual base salary for 2021 to $415,000 and granted her an option to purchase 65,000 shares of our common stock. In January 2022, the Compensation Committee increased Dr. Vig’s annual base salary for 2022 to $450,000 and granted Dr. Vig 10,000 restricted stock units and an option to purchase 60,000 shares of our common stock. In January 2023, the Compensation Committee increased Dr. Vig’s annual base salary for 2023 to $470,000 and granted Dr. Vig 9,625 RSUs, 9,625 PSUs and an option to purchase 38,500 shares of our common stock. Dr. Vig is also entitled to certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change of Control.” Dr. Vig’s employment is at will.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth specified information regarding certain equity awards held by each of our named executive officers as of December 31, 2022.
		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)
Christopher Peetz	3/12/2019(3)	312,500	—(4)	2.94	3/11/2029	—	—
	5/14/2019(5)	315,104	28,646(4)	6.27	5/13/2029	—	—
	1/10/2020(6)	123,958	46,042	19.24	1/9/2030	—	—
	1/7/2021(6)	83,854	91,146	19.19	1/6/2031	—	—
	3/9/2021	—	—	—	—	10,938(7)	213,291(8)
	1/6/2022(6)	—	240,000	15.87	1/5/2032	—	—
	1/6/2022	—	—	—	—	40,000(9)	780,000(10)
Peter Radovich	4/28/2020(6)	123,333	61,667	16.26	4/27/2030	—	—
	1/7/2021(6)	31,145	33,855	19.19	1/6/2031	—	—
	3/9/2021	—	—	—	—	4,063(7)	79,229(8)
	1/6/2022(6)	—	60,000	15.87	1/5/2032	—	—
	1/6/2022	—	—	—	—	10,000(9)	195,000(10)
Lara Longpre	3/12/2019(3)	156,250	—(4)	2.94	3/11/2029	—	—
	5/14/2019(5)	100,260	9,115(4)	6.27	5/13/2029	—	—
	1/10/2020(6)	37,916	14,084	19.24	1/9/2030	—	—
	1/7/2021(6)	31,145	33,855	19.19	1/6/2031	—	—
	3/9/2021	—	—	—	—	4,063(7)	79,229(8)
	1/6/2022(6)	—	60,000	15.87	1/5/2032	—	—
	1/6/2022	—	—	—	—	10,000(9)	195,000(10)
Pamela Vig Ph.D.	3/12/2019(3)	156,250	—(4)	2.94	3/11/2029	—	—
	5/14/2019(5)	100,260	9,115(4)	6.27	5/13/2029	—	—
	1/10/2020(6)	37,916	14,084	19.24	1/9/2030	—	—
	1/7/2021(6)	31,145	33,855	19.19	1/6/2031	—	—
	3/9/2021	—	—	—	—	4,063(7)	79,229(8)
	1/6/2022(6)	—	60,000	15.87	1/5/2032	—	—
	1/6/2022	—	—	—	—	10,000(9)	195,000(10)
(1)	All of the option awards were granted under the 2018 Plan, the 2019 Plan or the 2020 Inducement Plan.
(2)	Stock awards in this column were granted under the 2019 Plan.
(3)
1/4th of the shares subject to this option award vest on November 5, 2019. Thereafter, the shares vest in a series of 36 successive equal monthly installments at the end of each month, provided that the award recipient continues to provide services to us through each such date.

(4)	This option award is subject to an early exercise provision and is immediately exercisable in exchange for shares of common stock, subject to a right of repurchase in favor of the Company.
(5)
1/4th of the shares subject to this option award vest on April 12, 2020. Thereafter, the shares vest in a series of 36 successive equal monthly installments at the end of each month, provided that the award recipient continues to provide services to us through each such date.

(6)
1/4th of the shares subject to this option award vest one year after the Grant Date. Thereafter, the shares vest in a series of 36 successive equal monthly installments at the end of each month, provided that the award recipient continues to provide services to us through each such date.

(7)
Represents a PSU award granted in March 2021 under the 2019 Plan that, in order to vest, requires achievement of a performance condition of NDA Approval on or before December 31, 2021. Upon timely achievement of NDA Approval, 50% of the PSU award vests immediately and 50% vests on June 30, 2023, subject to continued service with us through the end of the performance period. As of September 29, 2021, the Company determined achievement of the NDA Approval performance condition was met. The number of shares subject to the PSU award assumes achievement of the remaining time-based condition, as there is only a single estimated payout pursuant to the award. For additional detail, see the discussion in Note 11 of the Annual Report. As of December 31, 2021, NDA Approval had been achieved and 50% of the PSU award had vested. For additional information, please refer to “—Equity-Based Incentive Awards” above.

(8)	The market value of the PSU award is calculated by multiplying the number of shares underlying the PSU award shown in the table by $19.50, the closing price of our common stock on December 31, 2022.

(9)
Represents an RSU award that vests in three equal annual installments on the anniversary of the Grant Date, provided, in each case, that the holder is then providing services to us in accordance with the terms of the 2019 Plan.

(10)	The market value of the RSU award is calculated by multiplying the number of shares underlying the RSU award shown in the table by $19.50, the closing price of our common stock on December 31, 2022.
Potential Payments Upon Termination or Change of Control
Regardless of the manner in which a named executive officer’s service terminates, the named executive officer is entitled to receive amounts earned during his or her term of service, including salary and unused vacation pay.
We maintain a severance benefit plan and have entered into a severance benefit plan participation agreement with each of our named executive officers. Pursuant to these agreements, upon a termination without “cause” or resignation for “good reason” (each as defined below), each of our named executive officers will be entitled to continued payment of base salary (nine months for Mr. Peetz and six months for Mr. Radovich, Ms. Longpre and Dr. Vig), 12 months of accelerated vesting of all outstanding equity awards that are subject to time-based vesting, measured from the date of termination, and payment of continued group health benefits (nine months for Mr. Peetz and six months for Mr. Radovich, Ms. Longpre and Dr. Vig). In addition, upon a termination without cause or resignation for good reason during the period commencing three months prior to a “change in control” (as defined below) and ending 12 months following a change in control, each of our named executive officers will be entitled to extended payment of base salary (12 months for Mr. Peetz and nine months for Mr. Radovich, Ms. Longpre and Dr. Vig), accelerated vesting in full of all outstanding equity awards that are subject to time-based vesting, payment of continued group health benefits (12 months for Mr. Peetz and nine months for Mr. Radovich, Ms. Longpre and Dr. Vig) and payment of a prorated annual performance bonus.
For purposes of the severance benefit plan, the following definitions apply:
•
“cause” generally means the occurrence of any of the following events, conditions or actions with respect to the executive: (i) commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) attempted commission of, or participation in, a fraud or act of dishonesty against us; (iii) intentional, material violation of any contract or agreement between the executive and us or of any statutory duty owed to us; (iv) unauthorized use or disclosure of our confidential information or trade secrets; or (v) gross misconduct;

•
“good reason” generally means the following events, conditions or actions taken by us with respect to the executive without cause and without the executive’s express written consent: (i) a material reduction of the executive’s annual base salary, which is a reduction of at least 10% of such executive’s base salary (unless pursuant to a salary reduction program applicable generally to our similarly situated employees); (ii) a material reduction in the executive’s authority, duties or responsibilities; (iii) a material reduction in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report; (iv) a relocation of the executive’s principal place of employment to a place that increases such executive’s one-way commute by more than 50 miles as compared to such executive’s then-current principal place of employment immediately prior to such relocation; and

•
“change in control” generally means the following events: (i) a change in ownership of representing more than 50% of the combined voting power of our outstanding securities, other than by virtue of a merger, consolidation or similar transaction; (ii) a merger, consolidation or similar transaction in which our stockholders do not own more than 50% of the combined voting power of the surviving entity or its parent; (iii) a dissolution or liquidation, except for a liquidation into a parent corporation; and (iv) a sale, lease, exclusive license or other disposition of all or substantially all of our assets.

Employee Benefit Plans
We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate employees, consultants and directors, and encourages them to devote their best efforts to our business and financial success.
2020 Inducement Plan
The Compensation Committee adopted our 2020 Inducement Plan in March 2020 and subsequently amended it in December 2020 and November 2021 (the “2020 Inducement Plan”). Our 2020 Inducement Plan was adopted without stockholder approval pursuant to Rule 5635(c) of the Nasdaq listing rules. Our 2020 Inducement Plan provides for the grant of nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock unit awards.
Stock awards granted under our 2020 Inducement Plan may only be made to individuals not previously employees or non-employee directors of the Company or an affiliate of the Company (or following such individuals’ bona fide period of non-employment with the Company or an affiliate of the Company), as an inducement material to the individuals’ entering into employment with the Company or an affiliate of the Company or in a manner otherwise permitted by Rule 5635(c) of the Nasdaq listing rules. In addition, stock awards must be approved by either a majority of the Company’s “independent directors” (as such term is defined in Rule 5605(a)(2) of the Nasdaq listing rules) or the Compensation Committee, provided such committee comprises solely independent directors. The terms of our 2020 Inducement Plan are otherwise substantially similar to our 2019 Plan (including with respect to the treatment of stock awards upon corporate transactions involving us or certain changes in our capitalization), except stock awards granted under our 2020 Inducement Plan may not be repriced without stockholder approval.
The maximum number of shares of our common stock that may be issued under our 2020 Inducement Plan is 2,500,000 shares. Shares subject to stock awards granted under our 2020 Inducement Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under our 2020 Inducement Plan. Additionally, shares become available for future grant under our 2020 Inducement Plan if they were issued under stock awards granted under our 2020 Inducement Plan and we repurchase them or they are forfeited. This includes shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award. As of December 31, 2022, 475,768 shares of our common stock were available for issuance, and incentive awards representing 2,024,232 shares of our common stock had been granted, under the 2020 Inducement Plan.
Equity Compensation Plan Information
The following table provides certain information as of December 31, 2022, with respect to all of our equity compensation plans in effect on that date.
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	6,994,938(4)	$12.23	2,278,749(2)
Equity compensation plans not approved by security holders(3)	1,960,619	$18.91	475,768
Total	8,955,557	$13.63	2,754,517
(1)
Consists of the 2018 Plan, the 2019 Plan and the 2019 Employee Stock Purchase Plan (the “ESPP”). The number of shares of our common stock reserved for issuance under the 2019 Plan is subject to an automatic increase on January 1 of each calendar year through January 1, 2029, in an amount equal to 5.0% of the total number of shares of our capital stock outstanding on the last day of the calendar month before the date of each automatic increase, or a lesser number of shares determined by the Board. The number of shares of our common stock reserved for issuance under the ESPP is subject to an automatic increase on January 1 of each calendar year through January 1, 2029, by the lesser of (a) 1.0% of the total number of shares of our common stock outstanding on the last day of the calendar month before the date of the automatic increase, and (b) 1,500,000 shares; provided that before the date of any such increase, the Board may determine that such increase will be less than the amount set forth in clauses (a) and (b). On January 1, 2023, the number of shares of our common stock reserved for issuance under the 2019 Plan and the ESPP were increased by 1,847,817 and 369,563, respectively, pursuant to the automatic increase provisions of such plans.

(2)
Consists of shares available for future issuance under the 2019 Plan and the ESPP. As of December 31, 2022, 1,121,179 shares of our common stock were available for issuance under the 2019 Plan, and 1,157,570 shares of our common stock were available for issuance under the ESPP.

(3)
Consists of the 2020 Inducement Plan, which was adopted by the Compensation Committee without stockholder approval in accordance with Rule 5635(c)(4) of the Nasdaq listing rules. As of December 31, 2022, 475,768 shares of our common stock were available for issuance under the 2020 Inducement Plan.

(4)
Includes the unvested portion of PSU awards granted in March 2021 under the 2019 Plan that, in order to vest, requires achievement of a performance condition of NDA Approval on or before December 31, 2021. Upon timely achievement of NDA Approval, 50% of the PSU award vests immediately and 50% vests on June 30, 2023, subject to continued service with us through the end of the performance period. As of September 29, 2021, the Company determined achievement of the NDA Approval performance condition was met. As of December 31, 2021, NDA Approval had been achieved and 50% of the PSU award had vested. The weighted-average exercise price in Column (b) does not take the unvested portion of these awards into account. For additional information, please refer to “—Equity-Based Incentive Awards” above.

401(k) Plan
We maintain a 401(k) plan for our employees. Our named executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code.
The 401(k) plan provides that each participant may contribute up to the lesser of 100% of his or her compensation or the statutory limit, which was $20,500 for calendar year 2022. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2022 may be up to an additional $6,500 above the statutory limit. We make matching contributions into the 401(k) plan on behalf of participants, matching 100% of participant contributions up to 4% of eligible compensation. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.
Limitations on Liability and Indemnification
Our amended and restated certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:
•	any breach of the director’s duty of loyalty to the corporation or its stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or
•	any transaction from which the director derived an improper personal benefit.
Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our amended and restated certificate of incorporation authorizes us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our amended and restated bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding.
We believe that these amended and restated certificate of incorporation and amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Director Compensation
We have reimbursed, and will continue to reimburse, all of our directors for their travel, lodging and other reasonable expenses incurred in attending meetings of the Board and committees of the Board. The following table sets forth information concerning the compensation paid to our directors during 2022, other than Mr. Peetz, our President and Chief Executive Officer. Mr. Peetz does not receive any additional compensation for his service as a director. See the section titled “Executive Compensation” for more information regarding the compensation earned by Mr. Peetz.
Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Total ($)
Laura Brege(3)	76,000	278,299	354,299
Carol L. Brosgart, M.D.(4)	48,500	278,299	326,799
Lon Cardon, Ph.D., FMedSci(5)	—	440,640	442,387
William C. Fairey(6)	53,750	208,724	262,474
Laurent Fischer, M.D.(7)	53,125	278,299	331,424
Michael Grey(8)	103,750	278,299	382,049
Patrick Heron(9)	53,125	278,299	331,424
Edward T. Mathers(10)	51,250	278,299	329,549
Niall O’Donnell Ph.D.(11)	61,167	278,299	339,466
Saira Ramasastry, M.S., M.Phil.(12)	32,083	565,549	597,632
(1)	Mr. Walbert is not referenced in the table because he was not serving on the Board in 2022. Mr. Walbert joined our Board in April 2023.
(2)
Amounts shown in this column do not reflect dollar amounts actually received by non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our consolidated financial statements included in the Annual Report. Our non-employee directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options. As of December 31, 2022, Ms. Brege held options to purchase 65,167 shares of our common stock; Dr. Brosgart held options to purchase 51,000 shares of our common stock; Dr. Cardon held options to purchase 34,000 shares of our common stock; Mr. Fairey held options to purchase 46,750 shares of our common stock; Dr. Fischer held options to purchase 94,750 shares of our common stock; Mr. Grey held options to purchase 778,578 shares of our common stock; Mr. Heron held options to purchase 51,000 shares of our common stock; Mr. Mathers held no options to purchase shares of our common stock as all such options had been exercised following his resignation from the Board; Dr. O’Donnell held options to purchase 51,000 shares of our common stock; and Ms. Ramasastry held 41,500 options to purchase shares of our common stock, 34,000 of which were awarded to Ms. Ramasastry in connection with her service on the Board and 7,500 of which were awarded to Ms. Ramasastry as compensation for services performed prior to her appointment to the Board.

(3)
Ms. Brege earned the following fees during 2022: $43,750 for service as a member of the Board; $10,000 for service as a member of the Audit Committee; $4,750 for service as a member of the Nominating Committee; and $17,500 for service as Chair of the Audit Committee.

(4)
Dr. Brosgart resigned from the Board effective December 19, 2022. Dr. Brosgart earned the following fees during 2022: $43,750 for service as a member of the Board; and $4,750 for service as a member of the Nominating Committee.

(5)	Dr. Cardon joined the Board in December 2022.
(6)	Mr. Fairey earned the following fees during 2022: $43,750 for service as a member of the Board; and $10,000 for service as a member of the Audit Committee.
(7)	Dr. Fischer earned the following fees during 2022: $43,750 for service as a member of the Board; and $9,375 for service as a member of the Compensation Committee.
(8)	Mr. Grey earned the following fees during 2022: $43,750 for service as a member of the Board; and $60,000 for service as Chair of the Board.
(9)	Mr. Heron earned the following fees during 2022: $43,750 for service as a member of the Board; and $9,375 for service as a member of the Compensation Committee.
(10)
Mr. Mathers resigned from the Board effective September 1, 2022. Mr. Mathers earned the following fees during 2022: $32,500 for service as a member of the Board; $11,875 for service as Chair of the Compensation Committee; and $6,875 for service as a member of the Compensation Committee.

(11)
Dr. O’Donnell earned the following fees during 2022: $43,750 for service as a member of the Board; $8,500 for service as Chair of the Nominating Committee; $4,167 for service as a member of the Audit Committee; and $4,750 for service as a member of the Nominating Committee.

(12)
Ms. Ramasastry joined the Board in June 2022. Ms. Ramasastry earned the following fees during 2022: $26,250 for service as a member of the Board; and $5,833 for service as a member of the Audit Committee.

We had a non-employee director compensation policy, effective from the date of the 2020 Annual Meeting through March 31, 2022, which provided that each of our non-employee directors would receive the following compensation for service on the Board:
•	an annual cash retainer of $40,000, with an additional cash retainer of $10,000 to the lead independent director, if any;
•	an additional annual cash retainer of $10,000, $7,500 and $4,000 for service as a member of the Audit Committee, Compensation Committee and the Nominating Committee, respectively;
•	an additional annual cash retainer of $60,000, $10,000, $7,500 and $4,000 for service as Chair of the Board, Audit Committee, Compensation Committee and the Nominating Committee, respectively;
•	an initial option grant to purchase 34,000 shares of our common stock on the date of each such non-employee director’s appointment to the Board; and
•	an annual option grant to purchase 17,000 shares of our common stock on the date of each of our annual stockholder meetings.
Each of the option grants described above were granted under our 2019 Plan, the terms of which are described in more detail above under “Executive Compensation—Employee Benefit Plans—2019 Equity Incentive Plan.” Each initial option grant will vest and become exercisable in three equal annual installments over the three-year period following the date of grant, subject to the director’s continuous service as of each such date, and will vest in full upon a change of control. Each annual option grant will vest and become exercisable on the earlier of the first anniversary of the date of grant or the next annual stockholder meeting, subject to the director’s continuous service as of such date and will vest in full upon a change of control. The term of each option will be ten years, subject to earlier termination as provided in the 2019 Plan.
In March 2022, our Compensation Committee adopted a revised non-employee director compensation policy effective as of April 1, 2022 (the “Current Non-Employee Director Compensation Policy”). The Current Non-Employee Director Compensation Policy made no changes to the Prior Non-Employee Director Compensation Policy, except that on and after April 1, 2022, our non-employee directors will receive the following cash compensation for service on the Board:
•	an annual cash retainer of $45,000, with an additional cash retainer of $10,000 to the lead independent director, if any;
•	an additional annual cash retainer of $10,000, $10,000 and $5,000 for service as a member of the Audit Committee, Compensation Committee and the Nominating Committee, respectively; and
•	an additional annual cash retainer of $60,000, $20,000, $20,000 and $10,000 for service as Chair of the Board, Audit Committee, Compensation Committee and the Nominating Committee, respectively.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
The following includes a summary of transactions during the last two completed fiscal years to which we have been a party in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of our total assets as of our last two completed fiscal years, and in which any of our directors, director nominees, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.
Investors’ Rights Agreement
We are party to an Investors’ Rights Agreement (the “Rights Agreement”) with certain holders of our capital stock, including entities affiliated with NEA 16, Frazier IX, Deerfield Healthcare Innovations, Deerfield Private Design IV, as well as certain affiliates of our directors. The Rights Agreement provides such holders with certain registration rights with respect to the registrable securities held by them. The registration rights of each holder terminate upon the earliest to occur of (i) such time as the holder holds less than 1% of our outstanding securities and all of such holder’s registrable securities may be sold without any restriction on volume or manner of sale in any three-month period under SEC Rule 144 or any successor rule and (ii) July 17, 2024, the fifth anniversary of our initial public offering.
Participation in August 2022 Follow-On Public Offering
In August 2022, we completed an underwritten public offering of our common stock in which we issued and sold 3,478,261 shares of common stock at a price to the public of $23.00 per share. In addition, we granted the underwriters an option, exercisable for 30 days, to purchase up to 521,739 additional shares of our common stock at the public offering price, less the underwriting discounts, commissions and offering expenses, which the underwriters exercised in full. The underwritten public offering, including the underwriters’ exercise of their option, resulted in net proceeds to us of $86.1 million after deducting underwriting discounts, commissions and offering expenses. Frazier IX and/or its affiliated entities, collectively a greater than 5% holder, purchased 260,869 shares of our common stock at the price to the public of $23.00 per share. More information about our relationship with Frazier IX can be found in the section titled “Security Ownership of Certain Beneficial Owners and Management.”
Participation in April 2023 Convertible Notes Offering
In April 2023, we completed a convertible notes offering in which we issued and sold $275.0 million in aggregate principal amount of 4.0% Convertible Senior Notes due 2029 (the “Notes”), inclusive of the $41.25 million principal amount of Notes issued pursuant to the full exercise of the option granted to the initial purchasers in a private offering exempt from registration under the Securities Act. The convertible notes offering, including the exercise of the option of the initial purchasers, resulted in net proceeds to us of $305.4 million, after deducting the initial purchasers’ discounts, commissions and estimated offering expenses. The Deerfield Group and/or its affiliated entities, collectively a greater than 5% holder, purchased $75.0 million of the Notes in such offering. More information about our relationship with the Deerfield Group can be found in the section titled “Security Ownership of Certain Beneficial Owners and Management.”
Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide the Board with discretion to indemnify our employees and other agents when determined appropriate by the Board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which will require us to indemnify them. For more information regarding these agreements, see “Executive Compensation—Limitations on Liability and Indemnification Matters.”
Policies and Procedures for Transactions with Related Persons
We maintain a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our board of directors or our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 (or, if less, 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years) and such person would have a direct or indirect interest, must be presented to the Board or the Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, the Board or the Audit Committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company by telephone at (650) 667-4085 or by written request to 950 Tower Lane, Suite 1050, Foster City, California 94404, Attention: Corporate Secretary, and we will promptly deliver the requested documents or notice. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Order of the Board of Directors

/s/ Christopher Peetz
Christopher Peetz
President and Chief Executive Officer
May 1, 2023
A copy of the Annual Report is available without charge upon written request to: 950 Tower Lane, Suite 1050, Foster City, California 94404, Attention: Corporate Secretary.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. (Eastern Time) on June 11, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. (Eastern Time) on June 11, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V17094-P92209 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

MIRUM PHARMACEUTICALS, INC.

The Board of Directors recommends you vote FOR each nominee:

Nominees:

	For	Withhold
1a. Lon Cardon, Ph.D., FMedSci	☐	☐
1b. William Fairey	☐	☐
1c. Timothy Walbert	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V17095-P92209

MIRUM PHARMACEUTICALS, INC.
Annual Meeting of Stockholders
June 12, 2023 9:00 AM (Pacific Time)
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Christopher Peetz as proxy with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MIRUM PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders (the "Annual Meeting"), to be held at 9:00 AM (Pacific Time) on June 12, 2023, at the Company's headquarters located at 950 Tower Lane, Suite 1050, Foster City, California 94404, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side